INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN NUVEEN FUND ADVISORS, LLC AND

NUVEEN ASSET MANAGEMENT, LLC

NUVEEN MANAGED ACCOUNTS PORTFOLIOS TRUST

AMENDED AS OF FEBRUARY 20, 2024

SCHEDULE A

Fund	Effective Date	Period End	Compensation Percentage
Municipal Total Return Managed Accounts Portfolio	October 1, 2014	August 1, 2024	0.0000%
Nuveen Core Impact Bond Managed Accounts Portfolio	July 9, 2020	August 1, 2024	0.0000%
Nuveen Emerging Markets Debt Managed Accounts Portfolio	November 1, 2022	August 1, 2024	0.0000%
Nuveen High Yield Managed Accounts Portfolio	November 1, 2022	August 1, 2024	0.0000%
Nuveen Preferred Securities and Income Managed Accounts Portfolio	November 1, 2022	August 1, 2024	0.0000%
Nuveen Securitized Credit Managed Accounts Portfolio	November 1, 2022	August 1, 2024	0.0000%
Nuveen Ultra Short Municipal Managed Accounts Portfolio	February 29, 2024	August 1, 2025	0.0000%

[SIGNATURE PAGE FOLLOWS]

Dated: February 20, 2024

NUVEEN FUND ADVISORS, LLC

	BY:	John M. McCann
Managing Director
ATTEST:

/s/ Celeste Clayton
Assistant Secretary
NUVEEN ASSET MANAGEMENT, LLC

	BY:	Lucas Satre
Managing Director
ATTEST:

/s/ Mark Czarniecki
Assistant Secretary